Exhibit 4.15
Hubei Science & Technology Investment Group Co., Ltd.
And
Semiconductor Manufacturing International Corporation
The Joint Venture Agreement regarding establishing
Semiconductor Manufacturing International (Wuhan)
Corporation
May 2011
(English Translation)

TABLE OF CONTENTS

1. GENERAL PROVISION	4

2. PARTIES OF THE JOINT VENTURE	4

3. ESTABLISHMENT OF THE JOINT VENTURE COMPANY	4

4. PURPOSE, SCOPE AND SCALE OF OPERATION	4

5. TOTAL INVESTMENT AND REGISTERED CAPITAL	5

6. LICENCE FOR TECHNOLOGY AND TRADE MARK	6

7. RESPONSIBILITIES OF THE PARTIES	6

8. DISTRIBUTION OF PROFITS AND PAYMENT	7

9. BOARD OF DIRECTORS	7

10. MANAGEMENT OF THE COMPANY	9

11. EQUIPMENT AND RAW MATERIAL PROCUREMENT	9

12. SALES OF PRODUCTS	9

13. REPRESENTATION AND WARRANTIES	9

14. TAXATION, FINANCIAL AFFAIRS AND AUDIT	10

15. PERSONNEL SUPERVISION AND LABOR-MANAGEMENT	10

16. ORGANIZATIONS OF LABOR UNION	11

17. INSURANCE	11

18. THE JOINT VENTURE TERM	11

19. VALIDITY, AMENDMENT AND RESCISSION OF THE AGREEMEN	12

20. DISSOLUTION AND LIQUIDATION	12

21. CONFIDENTIALITY OBLIGATIONS OF THE PARTIES	13

22. FORCE MAJEURE	14

23. THE LIABILITY FOR BREACH OF THE AGREEMENT	15

24. SETTLEMENT OF DISPUTES	15

25. GOVERNING LAW	15

26. SUPPLEMENTARY ARTICLES	15

Chapter 1 GENERAL PROVISION
Hubei Science & Technology Investment Group Co., Ltd., a PRC company (hereinafter referred to as Part A) and Semiconductor Manufacturing International Corporation, a company established under the laws of Cayman Island (hereinafter referred to as Part B), under the doctrines of equality and reciprocity and through the amicable negotiations, hereby agree to sign this Agreement.
Chapter 2 PARTIES OF THE JOINT VENTURE
Party A: Hubei Science & Technology Investment Group CO., Ltd.
Party B: Semiconductor Manufacturing International Corporation
Chapter 3 ESTABLISHMENT OF THE JOINT VENTURE COMPANY
3.1 In accordance with the laws and regulations of the PRC, the Parties agree to jointly invest in Wu Han Xin Xin Semiconductor Manufacturing Corp. (“WXIC”) and establish a Joint Venture Company. The Article of the Joint Venture Company is to be defined by the Parties when this Agreement is signed.
3.2 Name and Legal Address of the Joint Venture Company
(1)	Name of the Joint Venture Company: Semiconductor Manufacturing International (Wuhan) Corp. (hereinafter referred to as “Company”).
(2) Legal Address of the Company: NO18, Gaoxin Four Road, Wuhan
3.3 The establishment process of the Company
(1)	Party A shall submit the application of establishment to the authority of examination and approval.

(2)	Within 30 days of the receipt of the certificate of approval, Party A shall go through the registration procedures with the administrative authority of industry and commerce. The date on which the business license of the Company is issued shall be the date of the establishment of the Company.
3.4 The activities of the Company shall comply with the Applicable Laws of China. The Company shall be protected by all relevant laws, decrees and rules and regulations of China.
3.5 The form of organization of the Company shall be a limited liability company and independent accounting system will be adopted. The Company shall be liable to the extent of its assets.
3.6 The Company shall have the lawful right to operate independently within the term of the joint venture.
3.7 In the event of any discrepancy among this Agreement, the Article and the attachments, this Agreement shall prevail.
Chapter 4 PURPOSES, SCOPE AND SCALE OF OPERATION

4.1 Purpose of the Company: To expand the capacity of 12-inch wafer production line, and attain the technology of 90nm and more advanced technology.
4.2 Business scope of the Company includes manufacture, design, sale of IC logic, memory and related product, and import and export of technology (not including the goods and technology which are prohibited or restricted by the State).
4.3 The capacity and production scale of the Company is to reach about 45,000 wafers per month in 2014. The company will gradually produce new products with more advanced technology in accordance with marketing demands and company’s development. The detail production plan will be determined by the Board according to operation conditions and market demand.
Chapter 5 TOTAL INVESTMENT AND REGISTERED CAPITAL
5.1 Total investment: [4.5] billion USD.
5.2 Registered capital: 1.5 billion USD.
5.3 Capital contribution
Party A: 500 million USD, representing a 33.34% share in the registered capital.
Party B: 1 billion USD, representing a 66.66% share in the registered capital. 5.4 Capital Increase
(1)	The Company is based on the total assets of WXIC. The registered paid in capital of WXIC is 2048.58 million RMB, converted into [273,831,045] USD based on the exchange rate at the date that the capital was paid in. The parties shall further inject [1,226,168,955] USD of capital into the Company to expand the Company’s capacity and achieve the goal of the Company.

(2)	Capital Increase by Party A: [226,168,955] USD.

(3)	Capital Increase by Party B: 1 billion USD.
5.5 Method of Capital Contribution: The party shall pay capital by cash.
5.6 Schedule of Capital Contribution
(1)	Stage 1:
When applying for the business license, both parties shall pay not less than 20% of increased capital. The capital to be injected by Party A shall be not less than [45,233,791] USD, the capital to be injected by Party B shall be [200] Million USD.
(2)	Stage 2:
Within two years of the establishment of the Company, the parties must pay up the balance in full respectively.
5.7 When the Parties have made all contribution to the registered capital of the Company in each stage, a Chinese certified public accountant shall verify such contribution and issue a capital contribution verification report. In accordance with such report, the Company shall issue an Investment Certificate to the relevant Party.
Investment Certificate is issued only for evidencing the parties’ capital injection, and shall not be deemed as share certificate or other negotiable instruments. Neither party can transfer the Investment Certificate to any third party, nor pledge the Investment Certificate as security for providing guarantee. Neither party can set any encumbrances on their capital contribution.
5.8 Assignment of the Rights and Interest in the Company Neither party may assign its rights and interest in the Company to any third party without prior written consent of the other party and the approval of the competent government authority.
5.9 All of the assets, creditor’s rights and liabilities of the WXIC, after audited, shall be assumed by the Company upon the establishment of the joint venture. After the establishment of the Company, any loan necessary for operation shall be raised by the Company independently in its own name.
5.10 Unless otherwise provided in this Agreement, the Company shall not assume any liabilities of either party, nor shall provide guaranty for the Parties or any third party.
Chapter 6 LICENCE FOR TECHNOLOGY AND TRADE MARK
6.1 In order to carry out the purpose as set forth in Chapter 4, Party B hereby grants the Company non-transferable, non-exclusive right to utilize all necessary Intellectual Property Rights which are lawfully owned, developed, procured by Party B in order for the Company to perform manufacturing 12-inch wafers.
6.2 The Company has right to use the trade mark of Party B. Party B hereby license the Company to use Party B’s trade mark for manufacturing, operation and sales of product.
Chapter 7 RESPONSIBILITIES OF THE PARTIES
7.1 In addition to its other obligation under this Agreement, the responsibilities of both parties shall be pursuant to Article 7.2 and Article 7.3.
7.2 Party A shall be responsible:
(1)	To fulfill the capital contribution pursuant to the schedule provided in the Agreement;

(2)	To apply with the relevant PRC competent authorities for all approvals, permits, registrations and licenses necessary for establishment of joint venture and the operation of the Company;

(3)	To assist the Company in applying with the relevant PRC competent authorities for entitlement to all preferential policies and tax reduction or exemption available to the Company;

(4)	To assist the Company in obtaining loan from bank; and

(5)	To provide assistance in any other matters requested by the Company and agreed by Party A.
7.3 Party B shall be responsible:
(1)	To fulfill the capital contribution pursuant to the schedule provided in the Agreement.

(2)	To assist Party A in applying with the relevant PRC competent authorities for all approvals, permits, registrations and licenses necessary for establishment of joint venture and the operation of the Company;

(3)	To assist the Company in obtaining preferential policies and tax reduction or exemption available to the Company; and

(4)	To provide assistance in any other matters requested by the Company and agreed by Party B.
Chapter 8 DISTRIBUTIONS OF PROFITS AND PAYMENT
8.1 The distribution of the profits of the Company derived from operation of the Company shall be in accordance with the applicable Law.
8.2 Subject that the Company’s cash flow can meet the requirement of repayment of loan principal and interest payment and the Company can make profit in 2013, Party B may charge the Company sales expenses based on the actual revenues.
8.3 Any expense payment and profit distribution under this Agreement shall comply with all applicable PRC tax laws and regulations.
Chapter 9 BOARD OF DIRECTORS
9.1 The Board of Directors is the highest authority of the Company and shall have the authority and power to decide the important matters of the Company. The decisions shall not be interfered by any third parties as long as they are not violating PRC law.
9.2 The Board shall consist of five directors, three of whom shall be appointed by Party A and the remaining by Party B. A director appointed by Party A shall act as the Chairman of the Board (“Chairman”). The term of office of the director shall be four years and may be renewable if re-appointed by the Parties. Prior to expiration of the tenure, either party may remove the directors appointed by itself and re-appoint a substitute. The Party appointing a director shall notify the other party of its appointment or removal of a director within 30 days of its appointment or removal.
9.3 Unless otherwise provided in this Agreement, meetings of the Board of Directors shall be held only if all of the directors are present. If a director is unable to participate in a Board Meeting, he may appoint a proxy in writing and the proxy can attend the meeting and vote on behalf of such director.

Upon consent of all of the directors, the Board Meeting may be held by means of all directors being present at the same site or via teleconference., Each director shall have one vote over the matters resolved in the meeting.
9.4 The Board Meeting shall be held once each quarter. The Chairman shall be responsible for convening and presiding the Board Meeting. The Board Meeting shall be held at the place where the Company is located or other place proposed by the Chairman. The Chairman may delegate to a director his power to convene or preside over the Board Meeting on his behalf. Each director may propose to hold Special Meeting of the Board, and the Chairman shall convene and preside over the meeting accordingly.
A written notice set forth the agenda shall be given to each director at least fifteen days in advance of each Boarding Meeting (including Special Meeting). Each director shall reply to the notice within 3 working days from receipt of the notice. If any director can not attend the Board Meeting, the date for the Board Meeting shall be adjusted within 5 working days before or after the original date set forth in the notice.
9.5 Unless otherwise provided in this agreement, the following matters shall require the unanimous affirmative vote of each director of the Board:
(1)	amendment to the Article of Association of the Company;

(2)	termination, suspension or dissolution of the Company or renewal of the term of the Company;

(3)	increase of the registered capital of the Company;

(4)	merger or spin off;

(5)	disposal of assets which is outside of the Company’s budget and the accumulative amount of which exceeds 5 million USD;

(6)	adjustment of the Company’s share structure;

(7)	annual business plan of the Company.

(8)	providing guaranty by the Company.

(9)	other matters which have material effect to the operation, assets and financial situation of the Company.
All other matters shall be passed by the affirmative vote of a simple majority of the directors.
9.6 In the event that any Party fails to make the capital contribution in accordance with this Agreement, the Board shall convene a Special Meeting within 10 days after such event occur.
9.7 The Chairman shall be the legal representative of the Company. Whenever the Chairman is unable to exercise his power for any reason, the Chairman may delegate his power to a director designated by Party A.
9.8 The directors, who are also the staff member of the Company and their authorized representatives have the right to review the following information without restriction, provided, however, that they can not exceed their authorization or violate their responsibilities and use the information illegally:
(1)	All records of transactions and the operation information of the Company; and

(2)	All meeting minutes, documents, books, bank information and other financial information.
9.9 Minutes shall be prepared for all of the Board Meeting and kept by the Company. A copy of such meeting minutes shall be sent to all of the directors.
CHAPTER 10 MANAGEMENT OF THE COMPANY
10.1 The Company shall establish a management organization which shall be responsible for the daily operation and business of the Company. The management organization is to execute the daily business of the Company but not a decision making body. The management organization shall consist of one president, several vice presidents and one Chief Financial Officer.
10.2 The president shall be fully accountable to the Board, and the highest authority to be in charge of daily management of the Company. Vice president shall assist the president. The Chief Financial Officer shall be in charge of the financial matters.
10.3 If the president or any vice presidents of the Company commit an act of graft or serious dereliction of duty, the Board of directors may dismiss such president or vice presidents after resolution. If a senior manager or other staff members nominated by either party (“Original Nominating Party”), commits serious fault, is not competent to perform his duty, or resigns voluntarily, the Board can dismiss him upon resolution. A substitute for the dismissed senior managers shall be nominated by the Original Nominating Party to complete the remainder of the term of office of the dismissed senior manager.
10.4 The director can serve as the senior manager with the approval of the Board.
CHAPTER 11 EQUIPMENT AND RAW MATERIAL PROCUREMENT
11.1 Party B shall assist the Company in procurement of equipment, spare parts and raw material necessary for the operation of the Company. Party B shall assist the Company in obtaining import license, custom declaration and arranging domestic transportation of equipment, raw material and spare part. The Company may buy equipment, material and spare part from Party B with the consent of both parties.
CHAPTER 12 SALES OF PRODUCTS
12.1 The Company has right to sell products on its own, or engage third parties to sell or distribute its products.
Chapter 13 Representation and Warranties
13.1 Either party represents and warrants that

(1) It is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its establishment and all necessary authorizations, consents or approvals by any governmental authority and its internal authority required for the subject joint venture investment hereof have been obtained;
(2) It has full civil capacity to engage in civil activities and has been duly authorized by all necessary corporate action to execute this Agreement;
(3) The performance of this Agreement does not contravene any law or contractual restriction binding on or affecting it; and
(4) It shall fulfill its obligations as provided in this Agreement.
Chapter 14 TAXATION, FINANCIAL AFFAIRS AND AUDIT
14.1 The Company shall pay taxes in accordance with of the relevant PRC laws and regulations.
14.2 Employees of the Company shall pay personal income tax according to the Personal Income Tax Law of PRC and the Company shall withhold Employees’ personal tax and pay to the tax competent authority.
14.3 The Company shall draw reserve funds for employees’ welfare and company future development in accordance with the Law of PRC on Chinese-Foreign Joint Venture and its enforcement rules. The funds distribution rate shall be decided by the Board according to the business conditions of the Company in that year.
14.4 The fiscal year of the Company shall be from January 1 to December 31. The Company shall use USD as its base currency for accounting, and RMB as supplementary bookkeeping currencies. In the event that it is necessary for the Company to convert a currency into different currency, it shall apply the exchange rate promulgated by the People’s Bank of China. All accounting records, vouchers, books and statements of the Company shall be prepared and kept in Chinese.
14.5 The annual financial statements of the Company shall be audited by a PRC certified public accountant (“CPA”). The CPA shall submit its auditing report to the Board of Directors within 90 days of the end of a fiscal year, and the Board of Directors shall review and resolve to adopt the auditing report within 30 days of receipt of the report.
14.6 Either party or its duly authorized representative may, at its own expense, inspect or replicate the accounting books or other financial documents of the Company subject that such inspection shall not interfere with the normal operation of the Company.
Chapter 15 PERSONNEL SUPERVISION AND LABOR-MANAGEMENT
15.1 The Company shall establish the labor and personnel system and regulations regarding recruitment, employment and labor insurance in accordance with the Labor Law, Labor Contract Laws and other labor related laws of PRC. The Company shall consider the opinion of labor union for establishment of such labor and personnel systems and regulations, which shall become effective upon resolution by the Board of Directors.
15.2 The Company has sole discretion to hire employees. The parties agree that all employees of WXIC shall have the right to continue working for the Company pursuant to the relevant laws and regulations after joint venture is established.
15.3 The Company shall sign the collective labor contract or individual labor contracts with labor union and employees. The labor contracts shall, after being signed, be filed with the competent authority
15.4 The Company shall do its best effort to enhance the capability and skill of the employees of the Company. The employee training program shall be decided and executed by the president of the Company.
15.5 The Company shall enhance labor security protection and improve working conditions. The budget necessary for the protection and improvement shall be proposed by the president of the Company pursuant to the PRC relevant laws and regulations and the operation conditions of the Company to the board of directors for resolution after consultation with the labor union.
15.6 The Company shall draw employees’ incentive benefit reserves, which shall be used for the welfare of the employees only.
Chapter 16 ORGANIZATIONS OF LABOR UNION
16.1 The employees of the Company who are PRC nationals have the right to establish a labor union according to PRC Labor Union Law and Regulations, and carry out labor union activities.
16.2 The Company shall distribute and collect labor union fund according to the relevant laws and regulations.
Chapter 17 INSURANCE
17.1 The Company shall purchase various kinds of insurance according to the laws and regulations of PRC and the needs of the Company, and such insurance shall be underwritten by an insurance company approved in the PRC.
17.2 The currency, value, insurance amounts and duration of insurance (including but not limited to personal insurance and product liability insurance) shall be proposed by the president and decided by the Board.
Chapter 18 THE JOINT VENTURE TERM
18.1 The joint venture term of the Company shall be fifty (50) years, commencing from the Business License Issuance Date.

18.2 The parties shall discuss and negotiate whether to extend the term of joint venture no less than six (6) months prior to the expiration of the joint venture term. The joint venture term shall not be extended without the consent of the parties.
18.3 If both parties agree to extend the joint venture term, the Company shall submit an application for extension of the joint venture term with the competent authority no less than six (6) months prior to the expiration of the term.
Chapter 19 VALIDITY, AMENDMENT AND RESCISSION OF THE AGREEMEN
19.1 This Agreement can be signed only after approved by the Board of both parties and become effective upon approval of the competent authority.
19.2 This Agreement and/or its appendices may be amended only with written consent of both parties and shall become effective upon approval of the competent authority.
19.3 If any Party materially defaults in any of its obligations under the Agreement and fail to cure such breach after negotiation, the other Party shall have the right to terminate this Agreement and claim any and all losses incurred or sustained arising out of such breach.
19.4 Unless otherwise provided in this Agreement, if either party to this Agreement terminates this Agreement for convenience without the consent of the other party, he shall be responsible for all damages and loss incurred herein.
Chapter 20 DISSOLUTION AND LIQUIDATION
20.1 The Company shall be dissolved if any of the following events occur:
(1) expiration of the joint venture term;
(2) the Company is suffered in severe losses and unable to continue operation;
(3) either party defaults in fulfillment of its obligations under this Agreement, other contracts or articles of association, resulting that the Company is unable to continue in operation;
(4) the Company is unable to continue in operation due to an event caused by Force Majeure;
(5) the Company is unable to achieve its business goal and no prospects for future development of the Company; or
(6) any of the events which will trigger dissolution of the Company as stipulated in the Agreement and articles of association of the Company occur.
     In the event of (2), (4), (5) or (6), the Board shall submit a dissolution application to the competent authority for approval.

     In the event of (3), non-defaulting Party may submit a dissolution application to the competent authority for approval. The Party in breach shall be liable for the losses of the Company incurred herein.
20.2 After dissolution announcement, the Company shall commence liquidation and form a liquidation committee in accordance with the relevant Laws.
20.3 In general, members of the liquidation committee shall be selected from the Board Directors. In the event that the directors are unable or not suitable to act as members of liquidation committee, the Company shall engage certified public accountant and lawyer to act as members of liquidation committee. The competent authority may designate one to supervise the committee.
     The expenses and cost necessary for liquidation and compensation of the liquidation committee members shall be paid from the residual assets of the Company.
20.4 The tasks of the liquidation committee are to conduct accounting and inventory check through investigation of the property of the Company, its claims and indebtedness; to work out the balance sheet and list of property of the Company; to assess the value of the property of the Company and its basis; make a liquidation plan. All these shall be carried out upon the approval of the Board meeting.
     The liquidation committee shall represent the Company to initiate or defend a lawsuit on behalf of the Company.
20.5 The Company shall be liable for its liability based on all of its assets. Unless otherwise provided in this Agreement, articles of association, the remaining property of the Company after liquidation shall be distributed to both Parties in proportion to their injected capital.
     Upon dissolution, the Company shall pay income tax pursuant to relevant laws if the amount derived from deducting sum of undistributed profit, all reserves, and liquidation expenses from the net asset value or remaining asset after liquidation exceeds the capital injected by the parties.
20.6 On completion of the liquidation, the liquidation committee shall submit a liquidation report to the Board for confirmation, report to the competent authority of the liquidation and dissolution, apply for nullifying company registration of the Company with the original registration office and hand in its business license.
20.7 After the dissolution of the Company, its accounting books and documents shall be kept by Party A.
Chapter 21 CONFIDENTIALITY OBLIGATIONS OF THE PARTIES
21.1 The Parties shall treat as strictly confidential all information received or obtained, as a result of entering into or performing this Agreement, including information relating to:

(1) the provisions of this Agreement;
(2) the negotiations related to this Agreement;
(3) the subject matter of this Agreement;
(4) the trade secrets and technical information.
21.2 Except as specified in this Agreement, the Parties may disclose the information of Article
21.1 above when the following conditions occur:
(1) The disclosure is required by law or governmental regulation, order of a court of competent jurisdiction or pursuant to any lawful demand, including pursuant to a subpoena;
(2) The disclosure is requested by, any applicable government and supervisory authority;
(3) The information will be disclosed to the consultants and lawyers of the recipient;
(4) The information becomes publicly known or made generally available through no action or inaction of the Recipient;
(5) The disclosure is based on the discloser’s written permission;
(6) The disclosure is requested by securities laws and any applicable regulatory organization (including the Hong Kong Stock Exchange and the New York Stock Exchange);
(7) The disclosure is requested by accountant of Party B.
21.3 The Parties shall have the right to examine any announcement and public declaration regarding this Agreement before the publication.
21.4 The obligations and responsibilities of the Parties under this Agreement shall be subject to restrictions imposed by the laws, regulations and any applicable regulatory organization (including but not limited to the Hong Kong Stock Exchange and the New York Stock Exchange).
21.5 Chapter 21 shall survive any termination of this Agreement.
Chapter 22 FORCE MAJEURE
22.1 Any Party to this Agreement shall be excused from its obligations hereunder when and to the extent that performance is delayed or prevented, in part or in whole, by any Force Majeure event. But the prevented Party shall use all reasonable endeavors to minimize the consequences of such Force Majeure.
22.2 The prevented Party shall notify the other Party by written notice without any delay, and within 15 days thereafter provide detailed information of the events and report explaining the reason of its inability to execute or delay the execution of all or part of the Agreement.
22.3 “Force Majeure” shall mean any circumstance or event which is unforeseen, unavoidable, and it will directly affect the establishment of the Company, including but not limited to:
(1) war, prohibition or acts by governments;
(2) internal riot or disturbance;

(3) fire, flood, typhoons, storm, earthquakes and epidemic or other acts of nature;
(4) any other instances which are accepted as Force Majeure by the Parties.
Chapter 23 THE LIABILITY FOR BREACH OF THE AGREEMENT
23.1 If a Party fails to perform any of its obligations under this Agreement, in whole or in part, such Party shall be deemed to have breached this Agreement and shall be liable for the breach.
23.2 The Party in breach shall be liable to the other Party and the Company for all damages caused by the breach. The Party in breach shall also be liable for the foreseeable interests of the Company.
Chapter 24 SETTLEMENT OF DISPUTES
24.1 In the event of any dispute arising out of or in connection with this Agreement or its performance, the Parties, in good faith, shall negotiate an amicable resolution of the dispute. If the Parties are unable to resolve the dispute, the dispute will be subject to the exclusive jurisdiction and venue of the China International Economic and Trade Arbitration Commission Shanghai Commission for arbitration. The award shall be final and binding on the Parties hereto.
Chapter 25 GOVERNING LAW
25.1 This Agreement will be interpreted and construed in accordance with the laws of the People’s Republic of China.
Chapter 26 SUPPLEMENTARY ARTICLES
26.1 The Agreement shall be signed in twelve (12) counterparts in Chinese and all counterparts are equally authentic. Each of the Parties shall hold two (2) counterparts, and the remaining counterparts shall be submitted to the Authority for approval and register. This Agreement may be translated into English by Party B. In the event of any discrepancy between the two aforementioned versions, the Chinese version shall prevail.
26.2 This Agreement and the Annexes hereto constitute the entire agreement between the Parties hereto with respect to the subject matter of this agreement, and supersede all prior Memorandum of Understanding, Letter of Intent and agreements between them. No provision of this Agreement may be amended or otherwise modified except by a writing signed by the Parties to this Agreement.
26.3 Any notice required or permitted by this Agreement by either Party to the other Party shall be made in writing and in Chinese. Notice shall be sent to the addresses provided in this Agreement or to such other address as either Party may provide in writing. Notice shall be deemed to have been delivered as indicated: (a) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; (b) by email, upon the receipt of successful sending.
[Signature Page follows]
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.
Party A: Hubei Science & Technology Investment Group CO., Ltd.

By:	/s/ Dan Chang Chun

Name:	Dan Chang Chun

Date:

Party B: Semiconductor Manufacturing International Corporation

By:	/s/ David N.K. Wang

Name:	David N.K. Wang

Date:

Memorandum of Joint Venture Agreement
Party A: Hubei Science & Technology Investment CO., Ltd.
Party B: Semiconductor Manufacturing International Corporation
1. Acquirement of the Joint Venture Company’s shareholding Party B shall have the option to purchase Party A’s share in the Joint Venture Company.
2. Risk arrangement of the Joint Venture Company The Parties may reconsider the risk arrangement to the Joint Venture Company when the following conditions occur, including but not limited to decide to sell part or all of the properties or shareholding of the Joint Venture Company (“JV”), adopt any cooperation with the third party, decide the bankruptcy liquidation of the Joint Venture Company. Party B shall be obligated to provide assistance or coordination for performing the related procedures:
2.1 The Parties fail to fulfill its obligation of capital contribution prescribed in the Agreement::
2.2 When the condition occurs prescribed in Article 5 of this memorandum.
3. Change of the Board of directors According to the Joint Venture Agreement, the Board shall compose of five (5) directors, of which three (3) will be designated by Party A and two (2) by Party B. A director appointed by Party A shall serve as the Chairman of the Board. The Parties agree, the Board Structure of Joint Venture Company shall be changed when Party B’s shareholding is over 50%(namely Party B paying [750] Million USD investment). After Party B’s shareholding in JV is over 50%, Party B will have right to designate three (3) directors and Party A designates two (2) directors. Party A shall remove one director. Party A shall be obligated to provide assistance or coordination for performing the related procedures.
4. Responsibilities of the Parties 4.1 Party B shall be responsible for the operational achievement of the Joint Venture Company on the premise that the Parties implement the investment, financing plans.
4.2 Once the Joint Venture Agreement signed by the Parties, Party A shall not conclude joint venture intention with the third party in the name of anything without agreement of Party B before the establishment of the Joint Venture Company.
4.3 After the establishment of the Joint Venture Company, Party A shall promptly liquidate the unpaid commission management fee with Party B. On principle, the payment shall be re-assessed on cost basis, booked into JV’s account payable and be paid to Party B pursuant to JV’s financial plan.
5. Others

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Party B shall be obliged to use well-intentioned efforts to fulfill its obligations under this Memorandum. But the Parties may suspend its performance under this Memorandum appropriately, and shall not assume liabilities for breach of this Memorandum, provided that certain situation which can not be foreseen during the Parties entered into this Memorandum in the reasonable condition occurs in the course of implementing this Memorandum, and the Parties have no obligations to the occurrence of this situation, besides this situation is insurmountable, including but not limited to the market demand drop sharply.
6. This Memorandum can be signed only after approved by the Board of each party, and this Memorandum shall become effective with signature and stamp of the Parties.
[Signature Page follows]
IN WITNESS WHEREOF, the Parties hereto have caused this Memorandum to be executed by their duly authorized representatives.
Party A: Hubei Science & Technology Investment CO., Ltd.

By:

Name:

Date:

Party B: Semiconductor Manufacturing International Corporation

By:

Name:

Date:

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